Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between:

ROBERT TRACY, D.O., INC.,

a California professional corporation;

and

THE SHAREHOLDERS OF APOLLOMED CARE CLINIC, A PROFESSIONAL

CORPORATION,

a California professional corporation;

and

APOLLOMED CARE CLINIC, A PROFESSIONAL CORPORATION,

a California professional corporation.

Dated as of March 1, 2016

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 1, 2016, by and between ROBERT TRACY, D.O., INC., A Medical Corporation, a California professional corporation (the “Purchaser”), those individuals who have executed the signature page to this Agreement as stockholders of APOLLOMED CARE CLINIC, A PROFESSIONAL CORPORATION (collectively, the “Sellers” and individually, a “Seller”), and APOLLOMED CARE CLINIC, A PROFESSIONAL CORPORATION, a California professional corporation (the “Company”).

WITNESSETH:

WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, all issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement;

WHEREAS, the Company is a medical group engaged in the business of providing professional medical services (collectively, the “Business”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I DEFINITIONS

1.1           Certain Definitions.

(a) Except as otherwise set forth herein, the Exhibits, and the Disclosure Schedule, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in California are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential information with respect to the Business, including, methods of operation, patients, patient lists, patient records, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, license, security agreement, sales and purchase orders, commitment or other arrangement or agreement, whether written or oral, including any amendments, modifications, or supplements thereto.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business in each case whether or not in electronic form.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clear Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by the Company and its Affiliates in the conduct of the Business, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Government Reimbursement Programs” means the federal Medicare program, the California state Medi-Cal program, and any other governmental program responsible for payment or reimbursement for professional medical services.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,’’ “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) ail obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property, and (ii) any grant to the Seller of a right to use a third Person’s intellectual property rights which is necessary in connection with the Business or for the use of any Purchased Intellectual Property.

“IRS” means the Internal Revenue Service.

“Inventory” means all merchandise and inventory owned and intended for resale in connection with the Business, all manufactured and purchased parts, goods in process, raw materials, supply and packing materials and finished goods and other tangible personal property that is used in connection with the Business, wherever located, in each case as of the Closing Date.

“Knowledge” means (i) with respect to the Seller, the knowledge after due inquiry of Seller, and (ii) with respect to the Purchaser, the knowledge after due inquiry of Dr. Robert Tracy, and (iii) with respect to the Company, the knowledge after due inquiry of the Seller.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before any Person.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” means any losses, liabilities, obligations, damages, costs, penalties, interest and expenses (including all reasonable attorneys’, accountants’ and experts’ fees).

“Material Adverse Effect” means (i) a material adverse effect on the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company or of the Business, or (ii) a material adverse effect on the ability of any one or more Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents (as defined in Section 4.2(a)).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by any Person.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens that are not material to the Business so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or any Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any properties used in the Business.

“Person” means any individual, limited liability company, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Intellectual Property” means all intellectual property rights used by the Company and its Affiliates in connection with the Business arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and its Affiliates, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all software and Technology of the Seller and its Affiliates used in connection with the Business.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, lines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Seller.

(b)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non- Business Day, the period in question shall end on the next succeeding Business Day;

(ii)         any reference in this Agreement to $ shall mean U.S. dollars;

(iii)        the Exhibits, the Disclosure Schedule and the other schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement; all Exhibits, the Disclosure Schedule and the other schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; any capitalized terms used in any schedule, the Disclosure Schedule, or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement;

(iv)        any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(v)         the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(vi)        all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(vii)       the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and

(viii)      the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1           Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants contained in this Agreement, at the Closing (as defined below), Purchaser shall purchase the Shares from Sellers, and Sellers shall sell and transfer the Shares to Purchaser, free and clear of any Encumbrance.

2.2           Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fletcher Family Medical Clinic, 3056 Fletcher Dr., Los Angeles, California 90065 on March 1, 2016 or when the Purchaser and Sellers have completed or received waivers for their respective conditions to closing under Article VII below (the “Closing Date”).

ARTICLE III CONSIDERATION

3.1           Consideration. The aggregate consideration for the Shares shall be (a) an amount equal to SIXTY THOUSAN DOLLARS ($60,000).

3.2           Closing Payment. On the Closing Date, Purchaser shall pay to Seller the Purchase Price as follows:

(a)          A cash payment of Ten Thousand Dollars ($10,000.00); and

(b)          Fifty Thousand Dollars ($50,000,00) in the form of a Promissory Note and Security Agreement (as defined in Attachment A).

3.3           Closing. The closing of the purchase and sale of the Assets (the “Closing”) shall take place at the offices of Purchaser’s counsel (or at such other place as the parties may mutually agree) no later than 5:00 p.m. (Pacific Time Zone) on March 1st, 2016, or an earlier date that is as soon us practicable after the conditions set forth in Article IV have been satisfied or waived (the “Closing Date”). The Closing shall be deemed to be effective at the first moment in time on the Closing Date.

3.4           Transfer Taxes, Etc. All transfer, sales or use taxes, if any, arising out of, in connection with, or attributable to the transactions contemplated hereunder, shall he borne and paid by Seller. Seller shall be responsible for all other taxes attributable to, levied upon or incurred in connection with the Assets or the operation of the Practice and pertaining to the period prior to the Closing. Purchaser shall be responsible for all other taxes attributable to, levied upon or incurred in connection with the Assets or the operation of the Practice and pertaining to the period beginning from and after the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

Except as specifically set forth in the disclosure schedule prepared by the Sellers and the Company, dated as of the date hereof, and delivered to the Purchaser concurrently with the parties’ execution of this Agreement setting forth specific exceptions to the Sellers’ and Company’s representations and warranties set forth herein in accordance with Article IV (collectively, the “Disclosure Schedule”), the Sellers and the Company, jointly and severally, represent and warrant to the Purchaser as of the date hereof and through the Closing Date, as follows:

4.1          Organization and Good Standing.

(a)          The Company is a professional corporation duly organized, validly existing and in good standing under the laws of the California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted to own or use its assets, and to perform all its obligations under Applicable Contracts.

(b)          The Company will deliver to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws as amended to date and currently in effect, and there has been no violation of any of the provisions of the Company’s certificate of incorporation or bylaws on the Closing Date.

(c)          The Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, or trade name other than “Fletcher Family Medical Clinic”, “Figueroa Family Medical Clinic”.

4.2          Authorization; Due Execution.

(a)          Seller and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to which he, she, or it is a party in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller’s Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of the Company, its board of directors and stockholders, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Seller Documents by the Company or Seller or to consummate the transactions contemplated hereby or thereby.

(b)          This Agreement has been, and the Seller’s Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and the Company and or representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Seller’s Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller and the Company, enforceable against Seller and the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3         Conflicts; Consents of Third Parties

(a)          The execution and delivery by the Seller or representative of this Agreement or the Seller’s Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Seller with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation and bylaws of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of Business or the Company are bound; (iii) any Order of any Governmental Body applicable to the Business or the Company, or any of the properties or assets of the Business, or the Company as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)          Other than as set forth in Section 4.3 of the Disclosure Schedule, no consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Sellers Documents, the compliance by the Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

4.4          No Subsidiaries. The Company does not have, and has never had, any Subsidiaries, and Company does not own or hold any shares of capital stock or other security or interest in any other Person or any rights to acquire any such security or interest.

4.5          Outstanding Shares: No Restrictions.

(a)          The authorized equity securities of the Company consist of 1,000,000 shares of Class A Common Stock. Seller is the owner (of record and beneficially) of all of the Shares, free and clear of all Encumbrances, including any restriction on the right of any Seller to transfer the Shares to Purchaser pursuant to this Agreement. The assignments, endorsements, stock powers, or other Instruments of transfer to be delivered by Seller or representative to Purchaser at the Closing will be sufficient to transfer such Seller’s entire interest in the Shares (of record and beneficially) owned by such Seller. Upon transfer to Purchaser of the certificates representing the Shares, Purchaser will receive good title to the Shares, free and clear of all Encumbrances. Section 4.5(a) of the Disclosure Schedule lists Seller and the number of Shares held by Seller. None.

(b)          Company does not own nor is it a party to or bound by any Contract to acquire, any shares or other security of any Person or any direct or indirect equity or ownership interest in any other business. The Company is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

(c)          There are no outstanding options, warrants, and/or convertible securities pertaining to or issued by the Company. The Company only authorized or issued one (1) class of common stock and the Shares comprise all of the issued shares of such classes of stock.

4.6          Release of Liabilities.

Seller acknowledges that a current liability exists with respect to the lease for dba “Figueroa Family Medical Clinic” located at 5423-5425 N. Figuero St., Highland Park, CA 90042. Seller releases Purchaser of all liability and indemnifies Purchaser with respect to said lease obligation. Parties agree that Seller/Company (Apollo Medical Management) shall retain all liability for said lease until the sooner of the lease expiration date of August 31, 2023 or release of liability is obtained from the landlord.

4.7          Condition and Sufficiency of Assets.

(a)          To Sellers’ Knowledge, the buildings, equipment, and other assets (whether real or personal, tangible or intangible) owned or leased by the Company are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, equipment or other assets is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

(b)          The assets owned and leased (whether real or personal, tangible or intangible) by the Company constitutes all the assets used in connection with the Business. Such assets constitute all the assets necessary for the Company to continue to conduct its business from and after the Closing Date without interruption as it has been conducted by the Company prior to the date of this Agreement.

4.8          Absence of Certain Developments.

(a)          Except as expressly contemplated by this Agreement or as set forth on Section 4.8 of the Disclosure Schedule, since February 19, 2016, (i) the Company has conducted the Business only in the Ordinary Course of Business, (ii) there has not been any damage, destruction or loss with respect to any material property or asset of the Business, (iii) issuance of or change in the authorized or issued shares of the Company; purchase, redemption, retirement, or other acquisition by the Company of any shares of the Company; or declaration or payment of any dividend or other distribution or payment in respect of the shares of the Company, and (iv) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the generality of the foregoing and except as set forth on Section 4.8 of the Disclosure Schedule, since February 19, 2016, the Company has not:

(i)          declared, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock (or other equity interest) of the Company;

(ii)         repurchased, redeemed or acquired any outstanding shares of capital stock (or other equity interest) or other securities of, or other ownership interest in, the Company;

(iii)        entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives;

(iv)        changed its accounting or Tax reporting principles, methods or policies;

(v)         made or rescinded any election relating to Taxes, settled or compromised any claim relating to Taxes;

(vi)        failed to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;

(vii)       made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, stockholder or Affiliate;

(viii)       mortgaged, pledged or subjected to any Lien any of its assets, properties or rights relating to the Business;

(ix)         terminated, entered into or amended any Material Contract (as defined in Section 4.15(a));

(x)          issued, created, incurred, assumed or guaranteed any Indebtedness;

(xi)         instituted or settled any Legal Proceeding; or

4.9          Intentionally omitted.

4.8          Taxes.

(a)          The Company (i) has timely filed all Tax Returns required to be filed by or on behalf of the Company and such Tax Returns have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) have fully and timely paid all Taxes payable by or on behalf of the Company. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company have made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

(b)          The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c)          All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress. The Company has not received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(d)          The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

4.11        Intentionally Omitted

4.12        Intentionally Omitted

4.13        Real Property. The Company does not own (and has never owned) any real property. Section 4.14 of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Business (the “Leased Real Property”). To the Knowledge of the Company, the Leased Real Property is (i) in good operating condition and repair, and is free from structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) available for use in and sufficient for the purposes and current demands of the Business and operation of the Company as currently conducted.

4.14        Intellectual Property.

(a)          Section 4.14 of the Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property Licenses and all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by the Company or its Affiliates and used in the Business. The Company is the sole and exclusive owners of all right, title and interest in and to all of the Patents, the Marks, each of the registered Copyrights and pending applications filed by the Company. Except as disclosed in Section 4.14 of the Disclosure Schedule, the Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the ease may be, all other Purchased Intellectual Property used, sold or licensed by the Company in the Business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others.

(b)          Except with respect to licenses of commercial off-the-shelf software, the Company is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the Business, No Trade Secret or any other non-public, proprietary information material to the Business has been authorized to be disclosed or, to the Knowledge of the Sellers, has been actually disclosed by the Company to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property. The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Business and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by the Company, which measures are reasonable in the industry in which the Company operates. As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Sellers, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of, any material Purchased Intellectual Property, To the Knowledge of the Sellers, no Person is infringing, violating, misusing or misappropriating any material Purchased Intellectual Property used in the Business. No such claims have been made against any Person by the Company. There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the rights to use any of the Purchased Intellectual Property. No present or former employee of the Company has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned by Company and used in the Business. No employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

4.15        Material Contracts.

(a)          Section 4.15 of the Disclosure Schedule sets forth all of the following Contracts to which the Company is a party or by which the Company is bound and that are related to the Business (collectively, the “Material Contracts”):

(i)          any Contract with a licensed healthcare service plan;

(ii)         Contracts with any current or former officer, director, stockholder or Affiliate of the Company;

(iii)        Contracts for the sale of any of the assets of the Company or for the grant to any person of any preferential rights to purchase any of its assets;

(iv)        Contracts for joint ventures, strategic alliances or partnerships;

(v)         Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(vi)        Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

(vii)       Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of its assets; Contracts under which the Company have made advances or loans to any other Person;

(viii)      Contracts providing for severance, retention, change in control or other similar payments to any Company Employee;

(ix)         Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(x)          Contracts for the provision of goods or services involving consideration in excess of $10,000 annually or $25,000 in the aggregate over the term of the Contract;

(xi)         Contracts (or group of related contracts) which involve the expenditure of more than $10,000 annually or $25,000 in the aggregate or require performance by any party more than one year from the date hereof;

(xii)        any Intellectual Property Licenses;

(xiii)       all non-disclosure, confidentiality, or non-solicitation agreements between (A) the Company and any of its current or former employees, consultants or agents, and (B) the Company and any other Person; and

(xiv)      Contracts otherwise material to the Business.

(b)          Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Material Contract, and, to the Knowledge of the Sellers, no other party to any Material Contract in default thereunder. No event has occurred that with the lapse of time or the giving of notice or both would constitute a default under any Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. Execution of this Agreement and consummation of the transactions contemplated herein does not constitute a breach or a default under any of the Material Contracts, except as explicitly noted on Section 4.3 of the Disclosure Schedule, for which Company shall obtain the necessary consents prior to the Closing Date.

4.16        Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened against the Company (or pending or threatened, against any of the officers, or directors of the Company, Physicians, or Business Employees with respect to their business activities on behalf of the Company), or to which the Company or any Seller is otherwise a party before any Governmental Body, nor is there any reasonable basis for any such Legal Proceeding.

4.17        Compliance with Laws; Permits.

(a)          Compliance. Company has not failed to comply with or has violated any Law applicable to the Business, including Environmental Laws. No investigation or review by any Governmental Body is pending or, to the Knowledge of the Sellers, has been threatened against the Company. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Sellers of, or a failure on the part of the Company to comply with, any applicable Law, The Company has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Law.

(c)          Orders. There is no Order binding upon the Company or to which any assets owned or used by the Company is subject, including any Orders or Contracts with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material. Neither of the Sellers is subject to any Order that prohibits such Seller from engaging in or continuing any conduct, activity or practice relating to the Business.

(d)          Permits. The Company holds, to the extent required by applicable Law, all Permits from, and has made all declarations and filings with, all Governmental Bodies for the operation of its business as presently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Sellers, threatened, each such Permit is valid and in full force and effect, and the Company is and always has been in compliance with the terms of such Permits. Section 4.17(d) of the Disclosure Schedule provides an accurate and complete list of all Permits held by the Company, and the Sellers have delivered to the Purchaser accurate and complete copies of each such Permit. The Company has never received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(e)          Government Reimbursement Programs. The Company is qualified for participation in and has current and valid provider contracts with the Government Reimbursement Programs and/or their carriers and complies with the conditions of participation therein. The Company is entitled to payment under the Government Reimbursement Programs for services rendered to qualified beneficiaries. Except to the extent the Company’s Liabilities and contractual adjustments under the Government Reimbursement Programs have been properly reflected and adequately reserved in the Financial Statements, to the Seller’s and Company’s Knowledge, neither the Company nor any Physician has received or submitted any false or misleading claim for payment and neither the Company nor the Physicians have received written notice of any dispute or claim by any Governmental Body, carrier or other Person regarding the Government Reimbursement Programs or the Company’s or Physicians’ participation therein.

4.18         Inventory. The Company does not hold any Inventory.

4.19         Accounts and Notes Receivable. All Company accounts and notes receivable prior to the Closing Date shall remain property of the Company (Seller). All accounts and notes receivable arising after the Closing Date shall remain property of the Purchaser.

4.20         Related Party Transactions. Except as set forth in Section 4.22 of the Disclosure Schedule, no director, officer, partner, stockholder or Affiliate of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Business, or (B) engaged in a business related to the Business.

4.21         Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, its Affiliates, or any Seller in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

4.22         Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound, including professional liability policies covering professional services provided by all Physicians and all applicable Business Employees. Set forth on Section 4.24 of the Disclosure Schedule is a complete and correct list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. No event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Sellers, no threat has been made to cancel any insurance policy of the Company during such period. All such insurance will remain in full force and effect and all such insurance is assignable or transferable to the Purchaser. No event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

4.23         Banks. Section 4.25 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of Company.

4.24         Full Disclosure. This Agreement (including the Disclosure Schedule) does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading. The Company and Sellers, jointly and severally, have no Knowledge of any information or other fact that is or may become materially adverse to the business, condition (financial or otherwise), assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Company that has not been set forth in this Agreement or in the Disclosure Schedule.

4.3          Conflicts; Consents of Third Parties.

(a)          The execution and delivery by the Sellers of this Agreement or the Sellers Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Sellers with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation and bylaws of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of Business or the Company are bound; (iii) any Order of any Governmental Body applicable to the Business or the Company, or any of the properties or assets of the Business, or the Company as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect,

(b)          Other than as set forth in Section 4.3 of the Disclosure Schedule, no consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Sellers Documents, the compliance by the Sellers with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

5.1          Organization and Good Standing. The Purchaser is a California professional corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

5.2          Authorization.

(a)          The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of the Purchaser and its board of directors, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser or to consummate the transactions contemplated hereby or thereby.

(b)          This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3          Conflicts; Consents of Third Parties. The execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which the Purchaser is bound, except, in the case of clause (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, No consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

5.4          Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5          Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI POST-CLOSING COVENANTS

6.1          Access to Information. Following the Closing, to the extent the Purchaser reasonably requests, the Sellers shall provide the Purchaser and its representatives with access to any books and records in a Seller’s possession concerning periods prior to the Closing. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the Seller Documents.

6.2          Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.

(a)          Following the Closing, each of the Purchaser and the Sellers shall use their commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement. To the extent the parties determine after the Closing that any of the assets used in the Business are held by any Affiliate of the Company, then the Sellers shall cause the owner of such assets to transfer such assets to the Company without additional consideration and, upon request, to execute and deliver a bill of sale or such other instruments of transfer evidencing such transfer.

(b)          From time to time following the Closing, Sellers and the Purchaser shall, and shall cause the Company their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby and thereby.

6.3          Cooperation and Proceedings; Access to Records. After the Closing, each Seller shall cooperate with Purchaser and its counsel and make itself and its representatives available to Purchaser and the Company in connection with the institution or defense of any proceeding, whether existing, threatened, or anticipated, involving or relating to the contemplated transactions, Purchaser, any Seller, or the Company, including providing testimony, records, and other information.

6.4          Preservation of Records. The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them relating to the Business for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Company, Sellers or the Purchaser or any of its Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or the Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give thirty (30) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that thirty (30) day period, to take possession of the records within sixty (60) days after the date of such notice.

6.5           Release of Liens. To the extent any Liens on the Company’s assets are not terminated prior to the Closing (excluding those disclosed in Section 6.5 of the Disclosure Schedule), the Sellers shall use commercially reasonable efforts, at the Sellers’ sole cost and expense, following the Closing to cause such Liens to be released and terminated in a form and substance reasonably satisfactory to the Purchaser and its counsel.

6.6           Patient Records. From and after the Closing, Purchaser agrees to retain all original records for patients who received medical care from the Practice prior to the Closing, including patient charts, prescriptions and billing records (“Patient Records”) for a period of ten (10) years following the Closing Date. Purchaser shall act as custodian of such Patient Records and shall safeguard and keep confidential such Patient Records and the information contained therein in accordance with all applicable laws regarding patient rights. Purchaser shall not use, disclose, copy or disseminate the Patient Records for any individual patient without first obtaining the consent and/or release from the individual patient. Purchaser shall ensure that the Patient Records are made available for access and amendment to individual patients in accordance with the Health Insurance Portability and Accountability Act of 1996 privacy standards (the “HIPAA Privacy Standards”) and other applicable laws. Purchaser shall respond to individual patient requests for accountings of disclosures of protected health information for periods prior to the Closing Date in accordance with the H1PAA Privacy Standards. All inquiries and responses by Purchaser relating to patient rights under the HI PA A Privacy Standards relating to uses or disclosures of health information made prior to the Closing Date shall be forwarded to the Seller. From and after the Closing Date, Purchasers shall give the Seller and its agents and authorized representatives reasonable access to all Patient Records (upon reasonable prior notice) during normal business hours as necessary to enable Seller to comply with all legal requirements regarding patient rights and confidentiality; provided that Seller shall exercise its right to access the Patient Records in such a manner as not to unreasonably disrupt the normal operations of the Purchaser.

6.7            Contractual Overpayments. For a period of one (1) year period following the Closing Date, if Purchaser or any of its affiliates receives a refund amount or a reduction in an amount payable from a vendor that relates to a contractual overpayment with respect to any of the Assumed Liabilities and/or Acquired Contracts prior to the Closing Date, Purchaser shall promptly pay to Seller any refund or reduction within thirty (30) days of Purchaser’s receipt of such contractual overpayments.

6.8           Misdirected Payments. From and after the Closing, if either party receives any amount from patients, any government program, any other third-party payors, group purchasing organizations or suppliers which, under the terms of this Agreement, belongs to the other party, the party receiving such amount shall remit within thirty (30) days said full amount to the other party.

6.9           Medicare And Medicaid Provider Numbers. From and after the Closing, Purchaser shall promptly make (and thereafter diligently pursue) all filings, notifications and applications required for participating as a provider in Medicare and Medicaid reimbursement programs with respect to the Practice.

ARTICLE VII CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part in its sole discretion):

(a)          Representations and Warranties. The representations and warranties of the Sellers contained in Article IV that are true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date);

(b)          Performance of Covenants. Each of the Company and the Sellers shall have performed and complied in all respects with all covenants and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

(c)          No Orders. There shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          No Material Adverse Effect. After the date of this Agreement, no event shall have occurred and be in existence and continuing as of the Closing Date that, singularly or in the aggregate, has had a Material Adverse Effect;

(e)          Certificates for the Shares. The Sellers shall have delivered, or caused to be delivered, to the Purchaser the certificates representing the Shares, duly endorsed in blank or accompanied by transfer powers;

~~(f)          Officers Certificate. The Sellers shall have delivered to the Purchase a certificate executed by an Company confirming (i) the accuracy of its representation and warranties as of the date hereof and as the Closing Date; (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing Date; and (iii) that a minimum of Three Hundred Eighty Two Thousand Two Hundred Ninety Two Dollars ($382,292) is in the Company’s accounts as the Closing Date and is available for immediate use;~~

~~(g)          Secretary Certificate. The Sellers shall have delivered to the Purchase a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Sellers Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (ii) the names and signatures of the officers of the Company authorized to sign this Agreement, the Seller Documents certificate of incorporation, bylaws and good standing certificate of the Company; dated February 1,2012, and other Indebtedness or giving rise to such Indebtedness as requested by Purchaser at the Closing, which shall include confirmation that any Contract evidencing or giving rise to such Indebtedness shall be terminated upon receipt of applicable payoff amounts (other than any provisions of such Contract that survive termination);~~

(h)          Required Consents. The Sellers shall have delivered to the Purchaser copies of all consents from any Governmental Body or any Person as listed on Section 4.3 of the Disclosure Schedule in each case in a form and substance reasonably satisfactory to the Purchaser and its counsel;

(i)          Other Documents. The Sellers shall have delivered to the Purchaser such other documents or instruments as the Purchaser or its counsel shall reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.2           Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part in their sole discretion):

(a)          Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V that are true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date);

(b)          Performance of Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c)          No Orders. There shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

~~(d)          Escrow Agreement The Purchaser shall have executed and delivered to the Escrow Agent, the Escrow Agreement in the form of Exhibit E;~~

~~(e)          Employment Agreements Purchaser shall have caused the company to execute and deliver the Employment Agreements to the Sellers in the form of Exhibit A and B hereof;~~

~~(f)           Non-Competition Agreements Purchaser shall have caused the Company to execute and deliver to the Purchaser the Non-competition agreements in the form of Exhibits C and D hereto;~~

~~(f) Officers Certificate The Purchaser shall have delivered to the Sellers a certificate executed by an officer of the Purchaser confirming (i) the accuracy of its representations and warranties as of the date hereof and as of the Closing Date and (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing Date.~~

~~(g)           Secretary Certificate The Purchaser shall have delivered to the Sellers a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying (i) that attached thereto are true and complete copies of all resolution adopted by the board of directors and stockholders of Purchaser Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (ii) the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Purchaser Documents and the other documents to be delivered hereunder and thereunder, and (iii) that attached thereto are copies of the certificate of incorporation, bylaws and good standing certificate of Purchaser.~~

(m)        Other Documents. The Purchaser shall have delivered to the Sellers such other documents or instruments as the Sellers or its counsel shall reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

[Intentionally Omitted]

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1           Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles IV and V of this Agreement shall survive the Closing until the date that is the first anniversary of the Closing, except for the representation and warranty in Section 4.10 (Taxes) which shall survive for five (5) years following the Closing (in each case, the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.4(a) before the termination of the applicable Survival Period. The covenants and agreements of the parties contained in this Agreement shall survive the Closing for two (2) years or for the period explicitly specified therein. Subject to the provisions of this Section 9.1, the parties acknowledge and agree that the Survival Periods set forth in this Section 9.1 and the limitation on the parties right to make claims for recovery of Losses in connection therewith are in lieu of all applicable statutes of limitations.

9.2           Indemnification.

(a)          Subject to Section 9.1, Section 9.3, the Sellers, jointly and severally, shall indemnify and hold the Purchaser and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors, heirs, and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses, based upon, attributable to, or resulting from:

(i)	any inaccuracy in or breach of the representations and warranties made by the Sellers or the Company set forth in this Agreement or in any Seller Document;

(ii)	any breach of any covenant or other agreement on the part of the Sellers or the Company under this Agreement or any Seller Document;

(iii)	any fraudulent act (including billing practices) of the Company, or the negligent act or omission in the provision of professional services by the Company or by any Seller on behalf of the Company prior to the Closing Date; and

(iv)	any distribution or allocation of the Closing Payment or the Purchase Price by any one or more Seller.

(b)          Subject to Sections 9.1 and 9.3, the Purchaser hereby agrees to indemnify and hold the Sellers, their agents, attorneys, representatives, successors, heirs, and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:

(i)          any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in this Agreement or in any Purchaser Document; and

(ii)         any breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Purchaser Document.

(c)          For purposes of determining whether indemnification is available under this Article X and for purposes of calculating Losses hereunder, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to the representations, warranties, covenants and agreements shall be ignored.

9.3           Limitations on Indemnification for Breaches of Representations and Warranties.

(a)          Neither the Sellers nor the Purchaser shall have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the inaccuracy of or the failure of any representation or warranty to be true and correct exceeds $10,000 (the “Basket”) and, in the event Losses exceed the amount of the Basket, the indemnifying party shall be required to pay the entire amount of all such Losses from the first dollar.

9.4           Indemnification Procedures.

(a)          In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.3) (“Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder; provided, further, that if the indemnifying party is the Sellers, then such indemnifying Party shall not have the right to defend or direct the defense of any such Indemnification Claim that (x) is asserted directly by or on behalf of a Person that is a healthcare service plan, other payor, vendor, supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party (i) elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, (ii) fails to notify the indemnified party of its election as herein provided, (iii) contests its obligation to indemnify the indemnified party for such Losses under this Agreement or (iv) fails to diligently prosecute the defense of such Indemnification, then the indemnified party may pay, compromise, defend against, negotiate or otherwise deal with such Indemnification Claim and obtain indemnification from the indemnifying party for any and all Losses based upon, arising from or relating to such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any indemnification Claim. The parties shall fully cooperate with each other in all reasonable respects in connection with the defense of any Indemnification Claim, including making available (subject to the provisions of Section 10.1) records relating to such Indemnification Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.

(b)          After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall he required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice. The parties hereto agree that should an indemnifying party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of the agreement of the indemnifying party or final adjudication to including the date such payment has been made at a rate per annum equal to four percent (4%). Such interest shall be calculated daily on the basis of a 365 day year and the actual numher of days elapsed.

(c)          The failure of the indemnified party to give reasonably prompt notice ot any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

9.5           Effect of Knowledge. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

9.6           Other Rights Not Affected. The indemnification rights of the parties under this Article X are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

9.7           Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.7) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE X TAX MATTERS

10.1         Prorations. The Sellers shall bear all property and ad valorem tax liability with respect to the Company’s assets if the Lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Purchaser and the Seller as of 12:01 a.m. pacific standard time on the Closing Date. With respect to Taxes described in this Section 10.2, the Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

10.2         Cooperation on Tax Matters. The Purchaser and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the assets of the Company as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XI MISCELLANEOUS

11.1         Expenses. Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall bear their own fees and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.2         [Intentionally Omitted.]

11.3         Arbitration. Any controversy, dispute or claim arising out of, in connection with, or related to the interpretation, performance or breach of this Agreement shall be resolved by final and binding arbitration (“Arbitration”) initiated and administered by and in accordance with the then existing Rules of Practice and Procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The Arbitration shall be held in Los Angeles County, California; the exact time and location to be decided by a sole arbitrator selected by mutual agreement of the Parties or in accordance with the then existing Rules of Practice and Procedures of JAMS. The arbitrator shall have the power to grant all legal and equitable remedies provided by California or federal law; provided, however, that said arbitrator shall be bound by applicable statutory and case law in rendering a decision, and provided, further, that said arbitrator shall not have the power to award punitive or exemplary damages. The decision of the arbitrator shall be final and unreviewable except for those grounds set forth in California Code of Civil Procedure Section 1286.2. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the award may be judicially enforced. The prevailing Party in any Arbitration hereunder shall be awarded reasonable attorneys’ fees, expert and nonexpert witness fees and costs, and expenses incurred directly or indirectly with said Arbitration, including but not limited to the fees and expenses of the arbitrator and any other expenses of the Arbitration.

11.4         Entire Agreement. This Agreement (including the schedules, attachments and exhibits hereto, Seller Documents, and Purchaser Documents) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.5         Amendment; Waiver; Remedies. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.6         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such state.

11.7         Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, when transmitted; (iii) if sent by facsimile transmission or by e-mail of a PDF document on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission or by email of a PDF document after 5:00 p.m. (recipient’s time) on the day sent by facsimile or email and receipt is confirmed, on the Business Day following the dale on which receipt is confirmed; (iv) if sent by registered, certified or first class mail, the third Business Day after being sent; and (v) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser, to:

Tracy Robert, D.O., Inc.

2210 S. Pebble Ln.

Walnut, CA 91789-4048

If to the Sellers:

Warren Hosseinion, M.D.

Apollo Medical Management, Inc.

700 N. Brand Blvd., Suite 1400

Glendale, CA 91203

11.8         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.9         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or he deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser.

11.10         Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

11.11         Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.12          Purchaser’s Right of Set Off. The Purchaser may set off any amount to which it may be entitled under this Agreement or any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement against amounts otherwise payable to the Sellers under this Agreement or any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Contingent Purchase Payment. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit the Purchaser in any way in the enforcement of any other remedies that may be available to it.

11.13         Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that such information is cross-referenced in another part of the Disclosure Schedule or it is reasonably apparent from the face of such disclosure that it is relevant to any part of the Disclosure Schedule. From time to time prior to the Closing, the Sellers and the Company shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation occurred or exists. In disclosing the information set forth in the Disclosure Schedule, the Sellers do not waive, and expressly reserves, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

11.14         Tax and Government Reimbursement Program Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making in this Agreement any representation to any other party (or such party’s counsel or accountants) concerning any of the Tax or Government Reimbursement Program effects or consequences on the other party in connection with the transactions contemplated by this Agreement. Each party represents that it has obtained, or may obtain, independent advice concerning the Tax and Government Reimbursement Program with respect thereto and upon which it, if so obtained, has solely relied.

11.15         Attorneys’ Fees. The non-prevailing party in any action or proceeding related to this Agreement shall pay to the prevailing party reasonable fees and costs incurred in such proceeding or action, including attorneys’ fees and costs and the fees and costs of experts and consultants. The prevailing party shall be the party who is entitled to recover its costs of suit (as determined by the court of competent jurisdiction or arbitrator or mediator), whether or not the action or proceeding proceeds to final judgment or award

11.16         Consent and Waiver. By the execution of this Agreement, each of the Company and the Sellers hereby waives any right it/he has under the Shareholders’ Agreement dated 2/1/2012 between the Company and the Sellers, to buy or to restrict the sale of the Shares. Each of the Company and the Sellers hereby consent to the terms of the transaction for sale of the Shares as contained in this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by its officers thereunto duly authorized, as of the date first written above.

PURCHASER:

ROBERT TRACY, D.O. INC.,

By:	/s/ Robert Tracy, D.O.
Name: Robert Tracy, D.O.
Its: President

COMPANY:

APOLLOMED CARE CLINIC, A PROFESSIONAL CORPORATION

By:	/s/ Warren Hosseinion, M.D.
Name: Warren Hosseinion, M.D.
Its: President

SELLER(S):

/s/ WARREN HOSSEINION, M.D.
WARREN HOSSEINION, M.D.

ATTACHMENT A

NON INTEREST BEARING SECURED PROMISSORY NOTE

March 1, 2016

FOR VALUE RECEIVED, the undersigned, ROBERT TRACY, D.O., A PROFESSIONAL CORPORATION, a California professional corporation (the "Maker"), hereby promises to pay to the order of APOLLO MEDICAL MANAGEMENT INC., (together with its successors and permitted assigns, the "Holder"), in accordance with the terms hereinafter provided, the amount of Fifty Thousand Dollars ($50,000.00) (the "Principal"), on or before the Maturity Date (as defined below) in accordance with the terms of this Note.

Except as otherwise set forth herein, all payments under or pursuant to this Non Interest Bearing Secured Promissory Note (this "Note") shall be made in United States Dollars in immediately available funds to the Holder at the address provided in Section 3.1, or at such other place as the Holder may designate from time to time in writing to the Maker (the "Account"). This Note is being made pursuant to that Loan and Security Agreement, dated as of the date herewith (the "Agreement").

ARTICLE 1

Terms of Note

1.1              Interest on Note. The Note is non-interest bearing. To the extent that interest is imputed by the Internal Revenue Service, Maker shall be liable for payment of such imputed interest at the Maturity Date.

1.2              Term and payment: Maker shall pay Five Thousand and No/100 Dollars ($5,000.00) per month commencing on the 1st day of the calendar month following the date of closing of the acquisition of the assets of ApolloMed Care Clinic, Inc., a Professional Medical Corporation (the "Practice"), and on the first day of each calendar month thereafter for a period of ten (10) consecutive months ($50,000.00 in the aggregate). If any payment due hereunder is past due more than ten (10) days after the due date, a late charge of five percent (5%) of the overdue amount shall be due and payable.

1.3              Prepayment. The Maker may prepay the outstanding principal hereunder in full at any time prior to the final installment payment coming due.

1.4              Security. The obligations of the Maker hereunder shall be secured by, and the Holder shall be entitled to the assets of the Practice.

ARTICLE 2

Default and Remedies

2.1              Event of Default. The occurrence of any of the following events or conditions shall constitute an event of default hereunder (each, an "Event of Default"):

(a) Maker shall fail to make when due any payments on this Note;

1

(b)             any breach of a representation or warranty of Maker contained in this Note or the Agreement which remains uncured after ten (10) days from the written notice thereof and which breach shall have a material adverse effect on (i) the financial condition of Maker, (ii) the value of the Collateral (as defined under the Agreement) or (iii) the ability of Maker to perform under its obligations this Note or the Agreement;

(c)              any default in the material observance or performance by Maker of any covenant or agreement contained in this Note or the Agreement which default remains uncured after 10 days after written notice thereof and which default shall have a material adverse effect on (i) the financial condition of Maker, (ii) the value of the Collateral or (iii) the ability of Maker to perform under its obligations this Note or the Agreement;

(d)              Maker shall: (i) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of his debts, or any other relief under the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code"), or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal, or foreign, now or hereafter existing; (ii) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (iii) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of all or a substantial part of his property; (iv) make an assignment for the benefit of creditors; (v) be unable or shall fail to pay his debts generally as such debts become due; and

(e)              there occurs (i) a filing or issuance against Maker of an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal or foreign, now or hereafter existing; (ii) the involuntary appointment of a receiver, liquidator, custodian or trustee of Maker or for all or a substantial part of his property; or (iii) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Maker and such shall not have been discharged (or provision shall not have been made for such discharge), or stay of execution thereof shall not have been procured, within sixty (60) days from the date of entry thereof

2.2              Acceleration. If an Event of Default occurs under Section 2.1 (d) or (e), then the outstanding Principal and interest and any other customary legal and business collection costs under this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Holder, by written notice to the Company, may declare the outstanding Principal and interest under this Note to be immediately due and payable.

2.3             Remedies.

(a) Upon the occurrence of an Event of Default, the Holder may avail itself of any legal or equitable rights which the Holder may have at law or in equity or under this Note, including, but not limited to, the right to accelerate the indebtedness due under this Note as described in the preceding Section 2.2. The remedies of the Holder as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall arise.

2

(b) Forbearance by Holder to exercise its rights with respect to any failure or breach by Maker shall not constitute a waiver of the right as to the same or any subsequent failure or breach, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy. The Holder shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. The acceptance by the Holder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights or remedies at that time, or nullify any prior exercise of any such rights or remedies without the express written consent of the Holder.

ARTICLE 3

Miscellaneous

3.1             Notices. All notices under this Note shall be given as set forth in the Purchase Agreement.

3.2              Governing Law. This Note, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of California (without regard to principles of conflict of laws). Maker hereby irrevocably submits to the nonexclusive jurisdiction of any state or federal court sifting in the State of California in any action or proceeding arising out of or relating to this Note and hereby irrevocably agrees, on behalf of itself or himself and on behalf of Maker's successors and assigns, that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

3.3              Maximum Interest. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Maker or inadvertently received by Holder, then such excess sum shall be credited as a payment of principal, unless Maker shall notify Holder, in writing, that Maker elects to have such excess sum returned to it forthwith. It is the express intent hereof that Maker not pay and Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be legally paid by Maker under applicable law. Accordingly, if interest in excess of the legal maximum is contracted for, charged, or received: (i) this Note shall be automatically reformed so that the effective rate of interest shall be reduced to the maximum rate of interest permitted by applicable law, for the purpose of determining this rate and to the extent permitted by applicable law, all interest contracted for, charged, or received shall be amortized, prorated, and spread throughout the full term of this Note so that the effective rate of interest is uniform throughout the life of this Note, and (ii) any excess of interest over the maximum amount allowed under applicable law shall be applied as a credit against the then unpaid principal amount hereof

3.4             Time is of the Essence. Time is of the essence of this Note and, in case this Note is collected by law or through an attorney at law, or under advice therefrom, Maker agrees to pay all costs of collection including reasonable attorneys' fees and expenses.

3.5              Severability. Should any part of this Note for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Note had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Note without including herein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

3

3.6             Amendment. This Note may not be modified or amended in any manner except in a writing executed by the Maker and the Holder.

3.7             Assignment; Binding Effect. This Maker may not assign this Note without the written consent of the Holder. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof

3.8             Waiver. The Maker hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

3.9             Replacement of Note. On receipt of evidence reasonably satisfactory to the Holder of the loss, theft, destruction or mutilation of this Note, and, in each case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Holder at the Maker's expense shall execute and deliver, in lieu of this Note, a new note of like tenor.

(Remainder of page intentionally left blank; signature page follows)

4

IN WITNESS WHEREOF, the Maker has hereunto executed this instrument as of the day and year first above written.

MAKER:

ROBERT TRACY, D.O., INC, a California professional corporation

By: /s/ Robert Tracy, D.O.
Name: Robert Tracy, D.O.
Title: President